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                                                                    EXHIBIT 99.1

                            SECOND AMENDMENT TO THE
                                FIRST USA, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
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     WHEREAS, First USA, Inc. a Delaware corporation (the "Company"), has heretofore maintained the First USA, Inc. Employee Stock Purchase Plan (the "Plan") for the benefit of certain of its employees; and

     WHEREAS, the Company considers it advisable to amend the Plan to increase the number of shares of Common Stock of the Company, $.01 par value, subject to the Plan and increase the percentage of total compensation employees may contribute under the Plan; and

     WHEREAS, the Board of Directors of the Company, pursuant to Section 17 of the Plan, authorized this amendment on July 17, 1996, subject to shareholder approval;

     NOW THEREFORE, effective July 17, 1996 (the "Effective Date"), subject to shareholder approval, the Company hereby amends the Plan as follows:

     (1) The first sentence of Section 4(b) is hereby deleted and replaced with the following:

          Each eligible Employee may elect to participate in the Plan with respect to an offer, only by filing a subscription agreement with the Company by the fifteenth day of the month prior to the Offering Period, indicating the amount of such Employee's Compensation (not to exceed 20% of such Compensation) which such Employee elects to use to purchase shares of Common Stock and authorizing payroll deductions (as set forth in paragraph 5 hereof) throughout the Offering Period.

     (2) The first sentence of Section 10(a) is hereby deleted and replaced with the following:

          The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 700,000, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 16.

Second Amendment to First
USA, Inc. Employee Stock Purchase Plan-Page 1
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     IN WITNESS HEREOF, the Company has adopted this amendment as of the
Effective Date.

                                     FIRST USA, INC.



                                     By:/s/Philip Taken
                                        ----------------------------------
                                     Title: Senior Vice President
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Second Amendment to First
USA, Inc. Employee Stock Purchase Plan-Page 2
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